Exhibit 10.1

                         , 2007

Victory Acquisition Corp.

7 Times Square, 17th Floor

New York, New York 10036

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Re:	Initial Public Offering

Gentlemen:

This letter is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between Victory Acquisition Corp., a Delaware corporation (the “Company”), and Citigroup Global Markets Inc., as Representative (the “Representative”) of the several Underwriters named in Schedule I thereto (the “Underwriters”), relating to an underwritten initial public offering (the “IPO”) of the Company’s units (the “Units”), each comprised of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant exercisable for one share of Common Stock (each, a “Warrant”). Certain capitalized terms used herein are defined in paragraph 15 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the IPO, and in recognition of the benefit that such IPO will confer upon the undersigned as a stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1. If the Company solicits approval of its stockholders of a Business Combination, the undersigned will (i) vote all shares of Founders’ Common Stock owned by him, her or it in accordance with the majority of the votes cast by the holders of the IPO Shares and (ii) vote all other shares of the Company’s Common Stock that may be acquired by him, her or it in the IPO, any private placement or in the aftermarket in favor of such Business Combination.

2. In the event that the Company fails to consummate a Business Combination within 24 months from the effective date (“Effective Date”) of the registration statement relating to the IPO, the undersigned will, as promptly as possible, (i) cause the Trust Fund to be liquidated and distributed to the holders of IPO Shares and (ii) cause the Company to liquidate as soon as reasonably practicable. The undersigned hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Fund and any remaining net assets of the Company as a result of such liquidation with respect to his shares of Founders’ Common Stock (“Claim”) and hereby waives any Claim the undersigned may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Fund for any reason whatsoever. In the event of the liquidation of the Trust Fund, the undersigned agrees to indemnify and hold harmless the Company against any and all loss, liability, claims, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) which the Company may become subject as a result of any claim by any vendor or other person who is owed money by the Company for services rendered or products sold or contracted for, or by any target business, but only to the extent necessary to ensure that such loss, liability, claim, damage or expense does not reduce the amount of funds in the Trust Fund and only if such a vendor or prospective target business does not execute an agreement waiving any claims against the Trust Fund. The undersigned acknowledges and agrees that there will be no distribution from the Trust Fund with respect to any warrants, all rights of which will terminate on the Company’s liquidation.

3. In order to minimize potential conflicts of interest which may arise from multiple affiliations, the undersigned agrees to present to the Company for its consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire an operating business, until the earlier of the consummation by the Company of a Business Combination, the liquidation of the Company or until such time as the undersigned ceases to be a director or officer of the Company, subject to any pre-existing fiduciary and contractual obligations the undersigned might have.

4. The undersigned acknowledges and agrees that the Company will not consummate any Business Combination which involves a company which is affiliated with any of the Insiders.

5. Neither the undersigned, any member of the family of the undersigned, nor any affiliate of the undersigned will be entitled to receive and will not accept any compensation for services rendered to the Company prior to or in connection with the consummation of the Business Combination; provided that the undersigned shall be entitled to reimbursement from the Company for their out-of-pocket expenses incurred in connection with seeking and consummating a Business Combination.

6. Neither the undersigned, any member of the family of the undersigned, nor any affiliate of the undersigned will be entitled to receive or accept a finder’s fee or any other compensation in the event the undersigned, any member of the family of the undersigned or any affiliate of the undersigned originates a Business Combination.

7. The undersigned will escrow all of his shares of Founders’ Common Stock until one year after the consummation by the Company of a Business Combination subject to the terms of a Stock Escrow Agreement which the Company will enter into with the undersigned and an escrow agent acceptable to the Company.

8. The undersigned agrees that he will not transfer or sell any Sponsors’ Warrants he holds until the Company consummates a Business Combination.

9. The undersigned agrees to be the Chairman of the Board and Treasurer of the Company until the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. The undersigned’s biographical information furnished to the Company and Citigroup and attached hereto as Exhibit A is true and accurate in all respects, does not omit any material information with respect to the undersigned’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act of 1933. The undersigned’s NASD Questionnaire furnished to the Company and Citigroup and annexed as Exhibit B hereto is true and accurate in all respects. The undersigned represents and warrants that:

(a) he is not subject to, or a respondent in, any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(b) he has never been convicted of or pleaded guilty to any crime (i) involving any fraud or (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and he is not currently a defendant in any such criminal proceeding; and

(c) he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

10. The undersigned has full right and power, without violating any agreement by which he is bound, to enter into this letter agreement and to serve as Chairman of the Board and Treasurer of the Company.

11. The undersigned hereby waives his right to exercise conversion rights with respect to any shares of the Company’s common stock owned or to be owned by the undersigned, directly or indirectly, and agrees that he will not seek conversion with respect to such shares in connection with any vote to approve a Business Combination.

12. The undersigned hereby agrees to not propose, or vote in favor of, an amendment to the Company’s Certificate of Incorporation to extend the period of time in which the Company must consummate a Business Combination prior to its liquidation. Should such a proposal be put before stockholders, the undersigned hereby agrees to vote against such proposal. This paragraph may not be modified or amended under any circumstances.

13. In the event that the Company does not consummate a Business Combination and must liquidate and its remaining net assets are insufficient to complete such liquidation, the undersigned agrees to advance such funds necessary to complete such liquidation and agrees not to seek repayment for such expenses.

14. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The undersigned hereby (i) agrees that any action, proceeding or claim against him arising out of or relating in any way to this letter agreement (a “Proceeding”) shall be brought and enforced in the courts of the State of New York of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive, (ii) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum and (iii) irrevocably agrees to appoint Graubard Miller as agent for the service of process in the State of New York to receive, for the undersigned and on his behalf, service of process in any Proceeding. If for any reason such agent is unable to act as such, the undersigned will promptly notify the Company and Citigroup and appoint a substitute agent acceptable to each of the Company and Citigroup within 30 days and nothing in this letter will affect the right of either party to serve process in any other manner permitted by law.

15. As used herein, (i) a “Business Combination” shall mean a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business; (ii) “Insiders” shall mean all officers, directors and stockholders of the Company immediately prior to the IPO; (iii) “Founders’ Common Stock” shall mean all of the shares of Common Stock of the Company acquired by an Insider prior to the IPO; (iv) “IPO Shares” shall mean the shares of Common Stock issued in the Company’s IPO; (v) “Sponsors’ Warrants” shall mean the warrants that are being sold privately by the Company simultaneously with the consummation of the IPO; and (vi) “Trust Fund” shall mean the trust fund into which a portion of the net proceeds of the Company’s IPO will be deposited.

16. The undersigned acknowledges and understands that the Underwriters and the Company will rely upon the agreements, representations and warranties set forth herein in proceeding with the IPO. Nothing contained herein shall be deemed to render the Underwriters a representative of, or a fiduciary with respect to, the Company, its stockholders or any creditor or vendor of the Company with respect to the subject matter hereof.

17. This letter agreement shall be binding on the undersigned and such person’s respective successors, heirs, personal representatives and assigns. This letter agreement shall terminate on the earlier of (i) the consummation of a Business Combination and (ii) the liquidation of the Company; provided, that such termination shall not relieve the undersigned from liability from any breach of this agreement prior to its termination.

Eric J. Watson
Print Name of Insider

Signature

Exhibit A

Eric J. Watson has been our chairman of the board and treasurer since our inception. Since July 2005, Mr. Watson has also served as the chairman of the board and treasurer of Endeavor Acquisition Corp., an American Stock Exchange listed blank check company formed to acquire an operating business. Mr. Watson has been the chairman of, and interests associated with him own, Cullen Investments Limited, a private investment company which he founded in January 1995. Mr. Watson and his associated interests have a substantial portfolio comprising interests in the fashion retail, financial services, real estate, infrastructure maintenance, sports and entertainment sectors. Cullen Investments owns Bendon, an international manufacturer and retailer of women’s lingerie whose brands include the licensed Elle Macpherson Intimates label. Another major investment held by interests associated with Mr. Watson is a 50% ownership of the Hanover Group, one of the largest privately owned financial service businesses in New Zealand with operations extending to the United States, the United Kingdom and Australia. Prior to founding Cullen Investments, Mr. Watson was the founding chairman and largest shareholder of Blue Star Group, a retail and distribution group he founded in January 1992. In 1996, Blue Star Group was sold to U.S. Office Products, a diversified supplier of a broad range of office products and business services to corporate customers. Until August 1999, Mr. Watson continued as executive chairman of Blue Star Group, a wholly-owned subsidiary of U.S. Office Products after the acquisition. In October 2001, the SEC issued a cease and desist order against Mr. Watson in connection with certain purchases and sales made by Mr. Watson of shares of McCollam Printers, Ltd., a company U.S. Office Products was seeking to acquire while Mr. Watson was executive chairman of Blue Star Group and acting as chief negotiator for U.S. Office Products. The SEC found Mr. Watson had violated Section 10(b) of the Securities and Exchange Act of 1934 and Rule 10b-5 promulgated thereunder with respect to such purchases and sales by not disclosing his ownership of such shares to U.S. Office Products. Mr. Watson consented to the SEC’s order without admitting or denying the findings. Specifically, the SEC found that, before the negotiations began in November 1996, Mr. Watson personally owned McCollam Printers shares but did not disclose this to U.S. Office Products. The SEC also found that, during the course of the negotiations, Mr. Watson continued to acquire McCollam Printers shares without informing U.S. Office Products. According to the SEC’s order, in May 1997, Blue Star publicly announced its offer to purchase McCollam Printers in a public tender offer and, after the offer was made, Mr. Watson sold his shares without disclosing the sales to U.S. Office Products. The SEC found that the sale of shares by Mr. Watson resulted in profits of more than NZ$530,000. Mr. Watson subsequently voluntarily established a fund to return profits from the McCollam Printers trading, and all of the unclaimed surplus from the fund was distributed to charity. Following the acquisition of Blue Star Group by U.S. Office Products, Mr. Watson served as a director of McCollam Printers from July 1997 to June 1998. Prior to serving with U.S. Office Products, Mr. Watson held several positions with Xerox Corporation, an office products company, including president of operations for Australasia. Mr. Watson received a diploma of general management from Auckland University.